Exhibit 99.1

For Immediate Release

GUITAR CENTER THIRD QUARTER 2003 NET SALES

INCREASE 16.6% OVER PRIOR YEAR

~ Third Quarter Comparable Store Sales Increase 7% ~

~ Net Income of $5.8 Million for the Third Quarter Increases 32.5%

on a Year-Over-Year Basis ~

Westlake Village, CA (October 30, 2003) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported net sales for its third quarter ended September 30, 2003 increased 16.6% to $300.1 million, compared to $257.4 million in its 2002 third quarter.  Net income for the third quarter increased 32.5% to $5.8 million compared to $4.4 million in the third quarter of 2002.  Earnings per diluted share were $0.23 compared to $0.19 in the third quarter of 2002.

As previously announced, net income for the third quarter of 2003 includes the effect of a charge to interest expense of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share) representing the redemption premium and the write-off of deferred financing costs associated with the senior notes redeemed in July 2003.  Excluding this charge to interest expense, pro forma net income for the third quarter increased 60.2% to $7.0 million and pro forma earnings per diluted share were $0.28.  A reconciliation of these pro forma amounts to net income determined under GAAP is provided below.

“Our direct response division outperformed our expectations for the quarter,” commented Larry Thomas, chairman and co-chief executive officer of Guitar Center.  “We achieved a strong year-over-year increase in revenue at Musician’s Friend and, as a result of improved inventory management and continued efficiencies at the call and fulfillment centers, we were able to substantially strengthen our direct response operating margin.

“In our retail division, strong sales in our Guitar Center stores drove a comparable store sales increase of 7%.  We conducted more targeted advertising during the quarter, which generated a positive response.  Our Guitar Center stores turned in a good performance, but this was offset in part by the results of the American Music stores, including spending on systems and infrastructure.  While the operating results for American Music did not meet our expectations for the quarter, we do believe that we have made good progress in developing our operating platform.”

Retail Division Generates Solid Results

During the third quarter, we opened large format Guitar Center stores in Tampa, Florida, Albany, New York and Richmond, Virginia.  We also opened a small format Guitar Center store in Harrisburg, Pennsylvania.

Net sales from retail stores grew 14.5% to $241.1 million for the quarter from $210.5 million in the third quarter of 2002.  Sales from new stores contributed $16.0 million, or 52.3% of the total increase.  Third quarter comparable store sales increased 7%.  Third quarter gross margin for the retail stores was 25.2% after buying and occupancy costs compared to 24.9% in the third quarter of 2002.  Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 22.2% of net sales for the quarter, compared to 21.3% of net sales in the third quarter of 2002.  The increase in SG&A expenses as a percentage of sales is primarily due to higher advertising expense for our Guitar Center stores and spending on systems and infrastructure at our American Music stores.

Strong Direct Response Performance

Net sales for the direct response division increased 25.9% to $59.0 million, compared to $46.9 million in the third quarter of 2002.  Gross margin for the direct response division was 32.3% for the quarter compared to 29.2% in the third quarter of 2002.  The increase is primarily due to a shift in our product mix toward higher margin products, improved inventory management and lower return rates.  Selling, general and administrative expenses for the direct response division were 21.6% of net sales for the quarter, compared to 23.3% of net sales in the same period in 2002.  The improvement in SG&A expenses as a percentage of sales is due to increased operational efficiencies at the call center and fulfillment center, as well as leveraging on better than expected sales.

Business Outlook

As previously announced, we plan to open new flagship Guitar Center stores in Manhattan and Nashville prior to year-end.  The Manhattan store is scheduled to open on November 20, 2003 and the Nashville store is scheduled to open in mid-December.  In addition, we plan to open a small format Guitar Center store in Saginaw, Michigan in mid-December.

Based on current business and economic conditions, we continue to expect that fourth quarter 2003 net sales will be in the range of $378 million to $385 million and that fourth quarter 2003 net income will be in the range of $17.25 million to $18.25 million.  Earnings per share are expected to be in the range of $0.69 to $0.73 on a fully diluted basis assuming weighted average diluted shares outstanding of $25.0 million.

Our guidance reflects the benefit of lower interest rates in the fourth quarter and assumes performance for the Guitar Center and Musician’s Friend businesses in line with current business trends and a pre-tax operating loss of approximately $1.2 million for American Music.

The comments regarding the future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Two Long-time Directors Step Down

David Ferguson and Jeffrey Walker, directors since 1996, recently resigned from the Guitar Center board of directors.  Messrs. Ferguson and Walker became directors in connection with a leveraged recapitalization of Guitar Center sponsored by a predecessor of JP Morgan Partners.  The Company understands that JP Morgan Partners has recently completed the sale of substantially all of its share position, most of which was acquired in the June 1996 recapitalization.

Larry Thomas, chairman and co-chief executive officer, commented, “Our management team is greatly appreciative of all of the contributions made by Dave and Jeff over the past seven years.  Their firm provided key financial support to fund the acquisition of the Company in 1996 and they each have been great partners to Guitar Center.”

Pro Forma Data

We have prepared and reported certain pro forma data applicable to the three and nine months ended September 30, 2003.  Results as calculated using generally accepted accounting principles are provided in the information attached to this release.

The pro forma data reflects the exclusion of a charge to interest expense of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share) representing the redemption premium and the write-off of deferred financing costs associated with the senior notes redeemed in July 2003.

Pro forma amounts are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes.  The following table illustrates the adjustments and reconciles the pro forma data to that reported in the financial statements:

	Three months ended September 30, 2003	Nine months ended September 30, 2003

Income before income taxes under GAAP	$9,334	$27,781
Add back redemption premium (a)	1,222	1,222
Add back write off of deferred financing fees (b)	722	722
Total interest expense adjustment	1,944	1,944
Pro forma income before income taxes	11,278	29,725
Pro forma income taxes	4,292	11,312
Pro forma net income (c)	$6,986	$18,413

Weighted average shares outstanding (diluted)	24,944	24,329

Pro forma net income per share (diluted)	$0.28	$0.76

(a)   Represents the redemption premium associated with our 11% Senior Notes of $66,667 which we paid off in July 2003.

(b)   Represents the write-off of deferred financing costs attributed to the 11% Senior Notes which we paid off in July 2003.

(c)   Pro forma net income reflects the tax effected adjustment for the redemption premium and the write-off of the deferred financing fees using our effective income tax rate of 38%.

Teleconference and Webcast

Guitar Center will host a conference call and audio webcast today at 2:00 p.m. Pacific Time to discuss financial results for the third quarter ended September 30, 2003.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, dial (800) 867-2186 and provide the Conference ID: Guitar Center.  If you are unable to participate in the call, a replay will be available through November 6, 2003.  To access this service, please dial (888) 566-0849.  The webcast will be simultaneously available through a link on the Company’s web site at www.guitarcenter.com or may be accessed through CCBN at www.companyboardroom.com.  An archive of the webcast will also be available at the Company’s web site.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 119 Guitar Center stores, with 105 stores in 44 major markets and 14 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the quarter and the year ending December 31, 2003, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment.  Our guidance also assumes that American Music will generate a pre-tax operating loss in the fourth quarter of approximately $1.2 million, although the infrastructure and re-merchandising projects at this business have to date required more time and resources than originally anticipated, and that key Guitar Center stores scheduled to be opened this year meet their opening schedules.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., general economic conditions which recently have been weak, the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

(Tables Follow)